AGREEMENT made as of the 1st day of October, 1986, between Valsyn S.A., Rincon 531, Of., 702, Montevideo, Uruguay, hereinafter referred to as ("Licensor") and Sonido, Inc., 112 West 31 Street, New York, N.Y., 10001, hereinafter referred to as ("Licensee").

     WHEREAS, Licensor owns and/or controls certain master recordings, publishing rights and other properties in the record and music publishing fields and,

     WHEREAS, Licensee wish to utilize Licensor's properties for the purpose of conducting a record and music publishing business.

     NOW, THEREFORE, the parties agree as follows:

     1. TERM

     The term of this Agreement shall be the period October 1, 1986 through December 31, 1999, (the "Term").

     2. TERRITORY

     The "Territory" shall mean the United States of America and Puerto Rico.

     3. LEASE OF MASTERS

     Licensor hereby EXCLUSIVELY leases to Licensee for the Term and for the territory only all master recordings (the "Existing Masters") which have heretofore been released on the "Labels" (as the term hereafter defined) and which are owned and controlled by Licensor for the territory to the extent or Licensor's rights therein.

     (a) Licensor hereby grants Licensee the exclusive right in the Territory during the Term to manufacture and sell records derived from the Existing Masters in any configuration now or hereafter known and Licensor further grants Licensee the right to use the name and likeness of each Artist whose performances are incorporated in the Existing Masters for advertising and purposes of trade in connection with the Existing Masters; all of the foregoing to the extent of Licensor's rights therein.

     (b) The Existing Masters, including the copyright therein, shall be and remaining entirely Licensor's property. Appropriate copyright notices if specified by Licensor shall be published in connection with all uses of the Existing Masters.

     (c) Licensor hereby grants Licensee the right in the Territory during the Term to use any available artwork owned by Licensor for the purpose of manufacturing packaging for records incorporating the Existing Masters to the extent of Licensor's rights therein. Licensee shall print any copyright notices if specified by Licensor in connection with it's use of such artwork.

     (d) The "Labels" are "Fania", "Vaya", "Tico", "A1legre", "Cotique", "Inca", "Mardi Gras", "Barbaro", "International", and "Musica Latina".

     (e) To the extent that Licensor has the right to do so, Licensor hereby licenses Licensee the right to use the Labels in the Territory during the term in connection with records manufactured by Licensee which incorporated the Existing Masters, the New Masters or other master recordings. Licensee shall comply with all formalities in the Territory for the protection and preservation of all trademarks, servicemarks and other rights in the labels. Licensee expressly acknowledges the exclusive right, title and interest of Licensor in and to the Labels and all rights therein and will not at any time do any act or thing contesting or in any way impairing such right, title and interest. Licensee acknowledges that all uses of the labels shall inure to the benefit of Licensor. Upon termination of Licensee's rights hereunder, Licensee will cease and desist from all uses of the Labels and will quit claim to Licensor all rights which Licensee may have acquired therein by operation of law or otherwise. Licensee agrees that the quality of records which bear the labels shall be equal to or better than the quality of records heretofore released which bore the labels. Licensor shall have free access to the place(s) of manufacturer of such records in order to inspect the quality thereof, Licensee shall at all times conform to Licensor's instructions concerning the quality of such records so that their quality shall conform to the foregoing standard.

     4. RECORDING CONTRACTS

     Licensor presently holds certain contracts with certain recording Artists pursuant to which such Artists may be obligated to record for Licensor in the future (the "Recording Contracts"),

     (a) Licensor and Licensee shall mutually agree on the recording to be made during the Term pursuant to the Recording Contracts and Licensee agrees to complete all recording projects presently in progress ("the New Masters"). Licensee shall pay all costs and expenses of recording the New Masters including, without limitation, any advances against royalties and/or fees which may become due to the relevant recording Artists and Producers.

     (b) The New Masters recorded pursuant to this Paragraph 4, including the copyright therein, shall be entirely Licensor's property but shall be leased and licensed to Licensee for the Term for the Territory in the same manner as is provided for in Paragraph 4 hereof. Licensor reserves all rights in the New Masters for the world outside of the Territory. Appropriate copyright notices, if specified by Licensor, shall be published in connection with all uses of the New Masters.

     5. PUBLISHING RIGHTS

     Licensor owns certain rights in certain musical compositions (the "Publishing Rights"). During the Term, Licensee is granted the right to administer the publishing rights in the Territory. Copyright in such musical compositions, if any, shall remain Licensor's property.

     6. LICENSOR'S WARRANTIES

     Licensee has made an independent investigation of the nature and extent of Licensor's rights in the Existing Masters, the Recording Contracts, the Publishing Rights and the Labels and has not relied on any information or materials supplied by Licensor with respect thereto. Licensor makes no warranty or representation as to it's rights in the Existing Masters, the Recording Contracts, the Publishing Rights or the Labels other than that Licensor has continuously exercised rights in the Existing Masters and knows of no claim which is adverse to Licensor's ownership thereof.

     7. NEW ARTISTS

     During the Term, Licensee may, in it's sole discretion, enter into agreements with or for the recording services or recordings of various recording artists. During the

Term, all such recordings shall be exclusively licensed to Licensor for the world outside of the Territory subject only to Licensor paying any relevant Artist and Producer royalties which are actually due and payable in respect of sales made by Licensor and it's sub-licensees outside the Territory. After the expiration of the term of this Agreement, Licensee shall assign to Licensor all of Licensee's right, title and interest to such recording and at Licensor's request shall assign to Licensor all of Licensees right, title and interest, in and to the agreements with or for any or all of such recording artists.


     8. LICENSEE'S OBLIGATIONS

     In consideration of the rights granted to Licensee pursuant to Paragraphs 3, 4, and 5, Licensee agrees as follows:

     (a) Licensee shall pay all royalties which may become due to all recording artists, producers, music publishers, copyright proprietors, union Trust Funds and others in connection with the exploitation of the Existing Masters and the New Masters and any other masers recorded pursuant to Paragraph 7. Licensor shall assign to the Licensee, for the term, the benefit of any existing debit balances in the royalty accounts of any such recording artist or producer.

     9. TERMINATION PRIOR TO EXPIRATION OF TERM

     (a) Licensor shall have the option to terminate this agreement in the event that the Licensee fails to make any payment pursuant to Paragraph 12. a) ii), shall go into compulsory liquidation, assign its assets for the benefit of creditors, make any composition with its creditors or take advantage of any insolvency act.

     (b) In the event that there shall be any change in the ownership control or management of Licensee, Licensee shall give Licensor immediate written notice thereof indicating the details of such change(s) and Licensor shall have the right to terminate this agreement upon Licensor's giving Licensee thirty (30) days notice of Licensor's intention to so terminate this agreement.

     (c) Termination under this Paragraph 9 is not intended to impair or restrict either party's legal and/or equitable remedies (including the right of termination) for other defaults hereunder.

     10. CERTAIN OBLIGATIONS OF LICENSEE

     (a) Upon the termination of this agreement, Licensee shall place all master recordings which are the subject of this agreement and artwork therefor, at Licensor's disposal, at no cost to Licensor.

     (b) Upon termination of this agreement, Licensee shall make no further sales of records hereunder and shall forthwith destroy its then remaining inventory and furnish to Licensor an affidavit sworn to before a person authorized to take oaths that such destruction has been effected.

     (c) Licensee agrees that during the final six (6) months of the Term the wholesale prices charged by Licensee for records subject hereto shall be that generally prevailing prior thereto and no special allowances or discounts shall be given so as not to lessen the ongoing value of the master recordings which are the subject matter of this agreement.

     11. INDEMNITY

     (a) Licensee agrees to and does hereby indemnify, save and hold Licensor harmless from any and all loss and damage (including court costs and reasonable attorneys' fees) arising out of, connected with or as a result of any inconsistency with, failure of, or breach or threatened breach by Licensee of any agreement, undertaking or covenant contained in this Agreement including, without limitation, any claim by any third party in connection with the foregoing. Licensor shall give Licensee third partY claim to which the foregoing indemnity applies and Licensee shall have the right to participate in the defense of any such claim through counsel of Licensee's own choice and at Licensee's expense.

     12. LICENSEE'S OPTION TO PURCHASE

     (a) Licensor hereby waives any and all royalties from Licensee and Licensor hereby grants Licensee an option to purchase all the master recordings, publishing rights and other properties it owns and/or controls in the record and music publishing field under the following terms and conditions:

     i) Licensee, agrees to pay Licensor, the sum of Nine hundred and fifty thousand ($950,000.00) U.S. Dollars upon the signing of this contract for the purchase of, including but not limited to, current assets, inventory (which includes records and cassettes already manufactured), stampers, mothers, color separations, covers, labels and logos,

     ii) Licensee, agrees to pay Licensor, the additional sum of Ten million ($10,000,000.00) U.S. Dollars for the purchase of all master recordings, publishing rights and/or other properties it owns and/or controls in the record and publishing fields.

Said payment shall be made as follows:

1) December 31, 1992 .................   $ 500,000.00 U.S. Dollars
2) December 31, 1993 .................   $ 500,000.00 U.S. Dollars
2) December 31, 1994 .................   $1,500,000.00 U.S. Dollars
3) December 31, 1995 .................   $1,500,000.00 U.S. Dollars
4) December 31, 1996 .................   $1,500,000.00 U.S. Dollars
5) December 31, 1997 .................   $1,500,000.00 U.S. Dollars
6) December 31, 1998 .................   $1,500,000.00 U.S. Dollars
7) December 31, 1999 .................   $1,500,000.00 U.S. Dollars
                                         ---------------------------
                   TOTAL .............   $10,000,000.00 U.S. Dollars


     (b) Said Payments shall be evidenced by a series of negotiable Promissory Notes, without interest.

     (c) In the event that Licensee shall, for any reason whatsoever, fail to pay any note provided for in Paragraph 12 (ii), as and when due, this agreement shall terminate pursuant to Paragraph 9(a) and 10(a)(b).

     (i) All payments made by Licensee under Paragraph 12(ii) of this agreement shall be applied towards the purchase of master recordings ONLY,

     (ii) Each master recording shall be valued at Ten thousand ($10,000.00) U.S Dollars,

     (iii) Licensor, AT ITS DISCRETION, shall decide which master recordings it shall sell to Licensee,

     (iv) All other master recordings shall remain the property of Licensor.

     (d) Upon payment in full, of the all the notes provided for in Paragraph 12
(ii), Licensor shall transfer all its rights in Existing Masters, New Masters and publishing rights and other properties it owns and/or controls in the record and music publishing field, for the Territory and the world, to Licensee.

     13. ASSIGNMENT

     Licensee shall not transfer, assign, sublicense, pledge, mortgage or in any other way encumber this agreement, the licenses and rights granted hereunder, the Existing Masters, the New Masters or other materials furnished to Licensee hereunder. This agreement and/or Licensor's rights and obligations hereunder are expressly made assignable by Licensor, it being expressly understood that any such assignment by Licensor is subject to Licensee's rights hereunder.

     14. NOTICES

     (a) Any written notice which Licensee is required or may desire to give Licensor hereunder shall be given by addressing the same to Licensor's address at Valsyn, S.A., Rincon 531 Of. 702, Montevideo, Uruguay, or at such address of Licensor last known to Licensee, and when same shall be deposited, so addressed, postage prepaid, in the United States mail and/or when Licensee shall have delivered the same, so addressed, to a telegraph or cable company, toll prepaid. Licensee shall be deemed to have duly given such notice.

     (b) All written notices which Licensor is required or may desire to give to Licensee hereunder shall be given by addressing the same to Sonido, Inc., 112 West

31st Street, New York, N.Y., l0001 or such other places or persons as Licensee may designate by written notice to Licensor. Such notice shall be deemed duly given if given by in mail, telegraph or cable in the manner hereinabove set forth.

     15. APPLICABLE LAW

     This agreement shall be interpreted in accordance with the laws of the State of New York applicable to contracts fully executed and fully to be performed within the State of New York. If any provisions of this agreement are invalid or unenforceable by operation of law, the invalidity of unenforceability of such provisions shall not affect the other provision of this agreement.

     16. CAPTIONS

     The paragraph headings used in this agreement are inserted for convenience only, and shall not be used for the purpose of interpreting any provisions of this agreement.

     17. ENTIRE AGREEMENT

     This instrument contains the entire agreement between the parties, and may not be modified except by a written instrument signed by both of the parties hereto. This agreement shall not become effective until executed by all parties hereto.

     IN WITNESS WHEREOF, the parties have caused this agreement to be executed by their duly authorized officers the day and year first above written.

/s/ ILLEGIBLE                           /s/ Gerald Masucci, Pres.
VALSYN, S.A.                            SONIDO, INC.

                                                             Dated March 1, 1996

It is hereby stipulated and agreed by and between Valsyn S.A., hereinafter referred to as "Licensor" and Sonido Inc., hereinafter referred to as "Licensee" that for One ($1.00) US Dollar and other valuable consideration, receipt or which is hereby acknowledged, that the payment of the Negotiable Promissory Note listed below has been extended until October 1, 1997.

It is also stipulated and agreed that interest, at the rate of Ten (10%) percent annually, will be paid on the unpaid balance of One Million ($1,000,000.00) US Dollars

December 31, 1996 ..............   $1,500,000.00 US Dollars

/s/ ILLEGIBLE                           /s/ Gerald Masucci, Pres.
VALSYN, S.A.                            SONIDO, INC.

     AGREEMENT made as of November 17, 1997 by and among Valsyn, S.A. ("Licensor"), Sonido, Inc. ("Licensee"), Fania Entertainment Group, Ltd. ("Fania") and Gerald Masucci.

     WHEREAS, Licensor and Licensee entered into an agreement dated October 1, 1986, as amended on March 1, 1996 (the "Original Agreement");

     WHEREAS, pursuant to the terms of the Original Agreement, Licensee is scheduled to make payments to Licensor in the amounts of $1,000,000 and interest thereon (the "$1,000,000 Payment") by October 1, 1997 and $1,500,000 (the "$1,500,000 Payment") by December 31, 1997;

     WHEREAS, Licensee has entered into a letter of intent in connection with an initial public offering (the "IPO") of the securities of Fania; and

     WHEREAS, Licensor and Licensee wish to amend the terms of the Original Agreement;

     NOW, THEREFORE, in consideration of the mutual premises contained herein and the other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Consent to Assignment: Licensor hereby consents to the assignment or other transfer of Licensee's rights and obligations under the Original Agreement and this Agreement to Fania, which was formed for the purpose of engaging in the IPO, and waives the provisions of Sections 9(b) and 13 of the Original Agreement.

     2. Extension and Waiver: Licensor agrees to extend the payment schedules for both the $1,000,000 Payment and the $1,500,000 Payment to the closing date of the IPO (the "Closing Date") and to waive interest payments on the $1,000,000 Payment.

     3. Transfer of Rights: Upon the closing of the IPO, Licensor shall terminate all of its right, title and interest in the Original Agreement and this Agreement and transfer to Fania any and all of Licensor's then remaining right, title and interest in and to the Existing Masters, the Labels, the Publishing Rights, the Recording Contracts and the New Masters thereunder (all as defined in the Original Agreement), including the rights to reproduce, manufacture, distribute and publish the foregoing worldwide, and all copyrights, trademarks, service marks and other property rights in the foregoing (collectively, the "Property").

     4. Warranty: Licensor hereby represents and warrants that it is the sole owner of the Property free and clear of all liens, encumbrances, security interests and claims whatsoever, and that the Property constitutes all of the assets received by Licensor from Fania Records, Inc. pursuant to an agreement dated October 23, 1979 between Fania Records, Inc. and Licensor.

     5. IPO Payment: In consideration for the termination of the Original Agreement and this Agreement (including the transfer of Licensor's rights to the Property to Fania), upon the closing of the IPO, Fania agrees to pay Licensor the sum of $4,000,000. Fania also agrees to pay Licensor an additional $1,500,000 on the first anniversary of the Closing Date.

     6. Consent to Foreign Sales: Licensor hereby acknowledges that Licensee has made use of the Property outside of the Territory and hereby consents and waives any claims or objections it may have to such use. Licensor also consents to the continued use by Licensee or Fania, as the case may be, of the Property outside of the territory during the term of the Original Agreement and this Agreement. In consideration for the Licensor's consent under this Paragraph 6, simultaneously with the execution of this Agreement, Licensee is delivering to Licensor a check in the amount of $50,000 and shall deliver the Licensor another check in the amount of $450,000 within ten (10) days after the closing of the IPO (the "Additional Consideration").

     7. Waiver of Interests in Recordings: Licensor hereby waives any rights and interest in recording agreements entered into by Licensee and waives the provisions of Section 7 of the Original Agreement. In addition, Licensor hereby waives the right to receive any monies owed to it by third parties under the Original Agreement and this Agreement following the Closing Date.

     8. Guarantee: Gerald Masucci agrees to guarantee the payment of $1,500,000 pursuant to paragraph 5 hereof, as well as the balance of $450,000 of Additional Consideration.

     9. General Terms: Capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. All dollar amounts refer to U.S. Dollars.

     10. IPO Deadline: Notwithstanding anything to the contrary contained in this Agreement, in the event that the Closing Date does not occur on or before April 1, 1998, this Agreement shall be null and void and the Original Agreement shall remain in effect.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the first day written above.

                                             VALSYN, S.A.

                                             /s/ ILLEGIBLE
                                             -----------------------------
                                             Name:
                                             Title



                                             SONIDO, INC.

                                             /s/ Gerald Masucci, Pres.
                                             -----------------------------
                                             Name:
                                             Title



                                             FANIA ENTERTAINMENT GROUP, LTD.

                                             /s/ Gerald Masucci, Pres.
                                             -----------------------------
                                             Name:
                                             Title





                                             /s/ Gerald Masucci
                                             -----------------------------
                                             Gerald Masucci (only with
                                             respect to paragraph 8 hereof)

                                       -3-